Exhibit 99.1

Investor Quarterly Update

Fourth Quarter and Year-End 2005 Results

•	Strong growth in Wireless

•	Solid execution in Long Distance and Local

•	More than 2 million total net wireless subscriber additions, including 1.4 million direct

•	Extends industry data leadership

•	Local communications operations on track for 2Q spin-off

•	Common stock dividends expected to continue post-spin

Inquiries should be directed to:

Media Relations

Nick Sweers

913-526-1491

nicholas.sweers@sprint.com

Investor Relations

Kurt Fawkes

703-433-3125

Investorrelations@sprint.com

INDEX

Earnings Release	1-9

Consolidated Statements of Operations	10-11, 15

Consolidated Balance Sheets	13

Consolidated Cash Flows	14

Reconciliations	12,16-19

Quarterly Pro Forma Schedule	20-21

Notes to Consolidated Statements of Operations	22-23

Local Segment Reconciliation	24-25

Sprint Nextel Reports Fourth Quarter and Full Year 2005 Earnings

Fourth Quarter Highlights

Wireless (pro forma)

•	Revenues of $8.2 billion increased 10% from fourth quarter of 2004

•	Adjusted Operating Income* of $515 million increased 15% year-over-year

•	Adjusted OIBDA* of $2.6 billion increased 11% from the year-ago period

Long Distance

•	Revenues were $1.7 billion, a 4% decrease year-over-year

•	Adjusted Operating Income* of $87 million compares to $124 million in 2004

•	Adjusted OIBDA* was $223 million, a 5% decrease year-over-year

Local

•	Revenues of $1.7 billion increased 4% year-over-year

•	Adjusted Operating Income* of $494 million increased 3% year-over-year

•	Adjusted OIBDA* was $753 million, even with the year ago period

Sprint Nextel Corp. (NYSE: S) today reported fourth quarter and year-end 2005 financial results. In the fourth quarter the company reported strong growth in Wireless and solid performance in Local and Long Distance.

Fourth quarter 2005 diluted earnings per share were $0.07 compared to $0.29 for the fourth quarter of 2004. The reported earnings in the fourth quarter 2005 include dilution of $0.08 from special items and $0.18 from amortization expense, which is predominately merger-related. Adjusted EPS before Amortization*, which removes the effects of these items, was $0.33 compared to $0.32 for the fourth quarter 2004. The increase in fourth quarter Adjusted EPS before Amortization* was aided by double-digit year-over-year Adjusted OIBDA* growth in Wireless, which was partially offset by increased depreciation expense and a higher income tax rate.

Fourth quarter 2005 reported revenues increased 63% compared to the year-ago period. Revenues were up 7% compared to the prior period pro forma results. On this same basis, Adjusted OIBDA* increased 7% and Adjusted Operating Income* was up 4%. Fourth quarter Free Cash Flow* was $1 billion.

For the full year, diluted earnings per share were $0.87 compared to a loss per share of $0.71 in 2004. The full year pro forma Adjusted EPS before Amortization* was $1.41 compared to $1.04, a 36% improvement.

Full year 2005 reported revenues were $34.7 billion, a 26% increase over 2004. On a pro forma basis, full year revenues of $44.1 billion increased 8% compared to 2004. On this same basis, Adjusted OIBDA* increased 9% to $14.2 billion while Adjusted Operating Income* of $4.8 billion in 2005 reflects a 40% increase.

Editor’s Note:

In accordance with purchase accounting rules, Sprint Nextel’s 2005 reported results are comprised of Sprint’s stand-alone results, prior to the merger with Nextel Communications Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from PCS affiliates acquired in 2005 are included as of the date that the applicable acquisition was completed.

To provide comparability with previously reported periods, Sprint Nextel also is providing pro forma Consolidated and Wireless results and certain other financial measures*. The pro forma results assume the merger of Sprint and Nextel occurred at the beginning of each reporting period presented and includes the impact of conforming the accounting policies and both financial and non-financial measures of the two companies. The Consolidated and Wireless pro forma information excludes Affiliate results prior to their respective acquisition close dates.

“Our performance in the fourth quarter capped off a very exciting year for our company,” said Gary Forsee, Sprint Nextel president and chief executive officer. “For all of 2005, we exceeded key financial goals that Sprint and Nextel each established at the start of the year and the goals we set for our combined company. This is particularly impressive when you consider that we were simultaneously undertaking the integration of two substantial organizations, building a new brand, preparing for the launch of EMBARQTM, which will be a new Fortune 500 company when the local communications operations separate from Sprint Nextel; introducing exciting new wireless data services, establishing a game-changing relationship with leading cable companies, and acquiring PCS affiliates and Nextel Partners.

“In the fourth quarter, we increased our share of customer decisions and subscriber growth in the wireless business and we again outperformed our peer groups in wireline. Wireless data revenues continued to grow at a very strong rate and the data contribution to Average Revenue Per User increased by a double-digit percentage sequentially. In the quarter our Local operations provided strong cash production and for the full year this contribution grew 11%. Local also finished off the year with strong momentum in high-speed Internet services. In Long Distance, we had double-digit growth in MPLS services and the growth in the number of cable-telephony customers utilizing our facilities was our highest ever.

“Our targets for the coming year call for a continuation of solid Wireless growth that is expected to be partially offset by a lower contribution from Long Distance. With our merger integration efforts well under way, we continue to gain confidence in our synergy plans and we expect to achieve operating synergies of nearly $1 billion in 2006. Given the substantially improved visibility into our net future cash resources, we now expect to continue to pay nominal quarterly cash common stock dividends following the planned second quarter separation of the local communications operations to our shareholders. The amount of this dividend will be determined by our board. In the future, the board also may consider additional cash distributions in the form of share buybacks or special dividends, subject to tax restrictions related to the separation. No plans for such distributions have been made at this time,” Forsee said.

Consolidated

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions except per share amounts)

	Quarter Ended Dec 31, 2005	Quarter Ended Dec 31, 2004	% diff	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	% diff
GAAP Financial Data
Net operating revenues	$11,296	$6,930	63%	$34,680	$27,428	26%
Adjusted operating income*	1,094	1,020	7%	4,670	3,448	35%
Adjusted OIBDA*	3,532	2,053	72%	10,939	8,168	34%

Net income (loss)	197	437	(55)%	1,785	(1,012)	NM

Diluted earnings (loss) per share	$0.07	$0.29	(76)%	$0.87	$(0.71)	NM
Adjusted earnings (loss) per share before amortization*	$0.33	$0.32	3%	$1.47	$0.94	56%

Capex	$2,150	$1,338	61%	$5,058	$3,980	27%

Free cash flow*	$1,024	$624	64%	$5,444	$1,997	173%

Pro Forma Financial Data
Net operating revenues	$11,296	$10,539	7%	$44,069	$40,902	8%
Adjusted operating income*	1,094	1,049	4%	4,785	3,419	40%
Adjusted OIBDA*	3,532	3,296	7%	14,187	12,970	9%

Diluted earnings per share	$0.07	$0.13	(46)%	$0.54	$(0.50)	NM
Adjusted earnings per share before amortization*	$0.33	$0.31	6%	$1.41	$1.04	36%

NM – Not meaningful

Discussion of the following Consolidated results is on a pro forma basis.

•	The growth in revenue in the fourth quarter 2005 was supported by double-digit year-over-year growth in Wireless, Local data services and Long Distance Dedicated IP services.

•	Adjusted Operating Income* in the quarter reflects strong year-over-year improvement in Adjusted OIBDA* in Wireless partially offset by higher amortization costs and higher depreciation expense. The increased depreciation expense is mainly due to higher in service balances, and the addition of depreciation and amortization costs associated with PCS affiliate acquisitions.

•	In the fourth quarter, income tax expense was 41% of pre-tax income compared to 34% in the fourth quarter of 2004. The increase is primarily due to an adjustment to a valuation allowance.

•	In the fourth quarter of 2005, non-cash stock compensation and pension costs were $186 million compared to $163 million in the fourth quarter of 2004. These items totaled $742 million for the full year 2005 as compared to $655 million for the full year 2004.

•	Total capital spending in the quarter was $2.15 billion, including approximately $100 million in re-banding capital expenditures. For the full year, total capital spending was $7.09 billion on a pro forma basis, including re-banding capital expenditures of approximately $380 million. Re-banding capital expenditures represent estimates of capital costs attributable to re-banding and costs to maintain wireless network quality throughout the re-banding process. These costs may ultimately vary depending on key assumptions concerning subscribers, call volumes and other factors over the life of the re-banding program.

Wireless

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended Dec 31, 2005	Quarter Ended Dec 31, 2004	% diff	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	% diff
Net operating revenues	$8,230	$3,836	NM	$22,328	$14,647	52%
Adjusted operating income*	515	417	24%	2,278	1,577	44%
Adjusted OIBDA*	2,558	1,066	NM	6,971	4,140	68%

Capex[1]	$1,535	$889	73%	$3,545	$2,559	39%

Pro Forma Financial Data
Net operating revenues	$8,230	$7,450	10%	$31,726	$28,136	13%
Adjusted operating income*	515	446	15%	2,393	1,548	55%
Adjusted OIBDA*	2,558	2,309	11%	10,219	8,942	14%
Adjusted OIBDA margin*	35%	35%		36%	36%

Pro Forma Capex[1]	$1,535	$1,463	5%	$5,575	$4,910	14%

NM – Not meaningful [1]Capex includes re-banding capital

Discussion of the following Wireless results is on a pro forma basis.

•	In the fourth quarter, Wireless added 2.0 million net subscribers including 746,000 under the Sprint and Nextel post-paid brands, 624,000 under the Boost Mobile brand and 651,000 through wholesale channels and from PCS affiliates.

•	For the year, total net subscriber additions were 6.8 million, including 3.4 million under the Sprint and Nextel post-paid brands, 1.5 million under the Boost Mobile brand and 1.9 million through wholesale channels and from PCS affiliates. Wireless ended 2005 with 47.6 million subscribers in those categories. Sprint Nextel expects to complete the acquisition of Nextel Partners in the second quarter 2006 following the receipt of regulatory approvals. Nextel Partners, which added 105,000 net subscribers in the fourth quarter, ended 2005 with 2 million subscribers.

•	In 2005, Sprint Nextel acquired the following PCS affiliates: US Unwired, Gulf Coast and IWO. These acquisitions added more than 850,000 direct subscribers at the time of each applicable acquisition, and extended direct service territory to more than 15.7 million people. Future periods will reflect the more than 1.6 million direct subscribers added in connection with the acquisitions of PCS affiliates Alamosa and Enterprise Communications, both of which were completed in first quarter 2006. Those subscribers were included in the PCS affiliate category prior to the completion of the acquisitions. These acquisitions also extended the service territory to an additional 21 million people.

•	Quarterly service revenues increased 11% year-over-year due to the growth of the customer base and acquisitions of PCS affiliates partially offset by a lower average revenue per user.

•	Direct post-paid ARPU in the quarter was $63 compared to $65 one year ago reflecting lower overage and roaming revenues partially offset by increased data contributions. Post-paid churn was 2.1% in the quarter, which was down from 2.2% in the prior year and even with the third quarter.

•	Boost ARPU was $37, equaling the third quarter. Boost churn was 4.6%, a sequential improvement from the third quarter.

•	Wholesale and affiliate revenues in the quarter increased 9% compared to the year ago period due to higher wholesale customer counts partially offset by lower revenues due to affiliate acquisitions.

•	For the full year, Adjusted OIBDA* of $10.2 billion exceeded capital spending by $4.6 billion, an increase of $600 million, or 15%, compared to 2004.

•	Wireless expanded its high-speed Power Vision data service to reach a total of more than 200 markets containing a population of approximately 150 million people at year-end. In the quarter, wireless data services grew nearly 50% compared to the fourth quarter of 2004 and represented an industry leading $6 of post-paid ARPU.

•	Wireless will join with major cable service providers to create new converged services and deliver a quadruple play offering of cable TV entertainment services, high speed internet access, wireline voice services and wireless voice and data services. These cable providers – Comcast Corporation, Time Warner Cable, Cox Communications and Advance/Newhouse Communications — reach more than 75 million households and serve more than 41 million customers.

Long Distance

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended Dec 31, 2005	Quarter Ended Dec 31, 2004	% diff	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	% diff
Net operating revenues	$1,662	$1,734	(4)%	$6,834	$7,327	(7)%
Adjusted operating income*	87	124	(30)%	542	64	NM
Adjusted OIBDA*	223	235	(5)%	1,031	1,135	(9)%
Adjusted OIBDA margin*	13%	14%		15%	16%

Capex	$166	$91	82%	$384	$282	36%

NM – Not meaningful

•	Fourth quarter voice revenues declined 6% year-over-year due to growth in wholesale and cable telephony services that was offset by lower consumer and retail business revenues.

•	Data revenues were down 2% in the quarter as growth in private line offset lower Frame Relay revenues.

•	IP revenues were up 9% in the quarter compared to the same period last year. Long Distance reported 20% growth in Dedicated IP due to strength in MPLS.

•	Adjusted Operating Income* for the fourth quarter was $87 million versus $124 million a year ago. Compared to the year ago period, depreciation expense increased 22% primarily due to higher in service balances.

•	For the full year, Adjusted OIBDA* of $1.0 billion exceeded capital spending requirements by nearly $650 million.

•	The number of cable telephony subscribers utilizing Sprint Nextel’s Long Distance and CLEC services accelerated in the quarter. At year’s end, Sprint Nextel was providing managed telephony wireline services to five cable companies with a total of more than 826,000 users, a 33% gain from the end of the third quarter.

Local

TABLE No. 4 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended Dec 31, 2005	Quarter Ended Dec 31, 2004	% diff	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	% diff
Net operating revenues	$1,667	$1,607	4%	$6,527	$6,421	2%
Adjusted operating income*	494	479	3%	1,851	1,809	2%
Adjusted OIBDA*	753	753	NM	2,941	2,898	1%
Adjusted OIBDA margin*	45%	47%		45%	45%

Capex	$303	$321	(6)%	$857	$1,018	(16)%

NM – Not meaningful

•	In the fourth quarter, Local added 55,000 high-speed Internet customers bringing full year additions to more than 200,000. At the end of the year, 74% of Local lines were high-speed Internet-capable and penetration of capable lines was 13%.

•	Switched access lines declined 4.1% compared to the end of 2004. Wireless replacement and broadband substitution continue to be the primary drivers of line losses.

•	Revenue growth in the quarter was driven by 18% growth in data services and gains at North Supply offset by a 4% decline in voice revenues.

•	Full year Adjusted OIBDA* of $2.9 billion exceeded capital spending by $2.1 billion. This is an increase of approximately $200 million, or 11% compared to 2004.

Sprint Nextel continues to make substantial progress on its preparations to separate its local communications operations into an independent company. In the fourth quarter 2005 the management team that is expected to lead the local company was finalized and significant planning on service agreements and systems requirements was completed. More recently, five initial members of the Board of Directors that will govern the company were designated, an initial Form 10 was filed with the Securities and Exchange Commission, and it was announced that the new company brand will be EMBARQTM. To date state commissions with regulatory authority over more than 80% of Local access lines have given their approvals for the separation. The separation is expected to be completed in the second quarter 2006.

Forward-Looking Guidance

Sprint Nextel’s financial targets for fiscal year 2006 includes Wireless, Long Distance, and 11 months of results from Alamosa and Enterprise Communications, but do not include Local or Nextel Partners.

•	Full year consolidated revenues are expected to be $41 billion, or more. This target assumes high single digit to low double digit growth in Wireless and a mid-to-high single digit revenue decline for Long Distance.

•	The full year target for Adjusted OIBDA* is approximately $13 billion. Wireless service margins are expected to increase by approximately 200 bps and Long Distance margins are expected to be in the low teens.

•	Capital spending in 2006 is expected to be approximately $6.3 billion inclusive of $600 million of re-banding capital.

•	Total re-banding costs for 2006 are expected to be $1.4 billion, which includes $600 million of re-banding capital and $800 million of other costs that primarily will be recorded as spectrum assets.

Additionally, Sprint Nextel continues to expect to deliver $14.5 billion of NPV synergies resulting from its merger and the company continues to target a 40% or better Adjusted OIBDA Service Margin* by 2008.

The company will expand upon its discussion of these targets at a meeting with the institutional investment community scheduled for March 7th. Details on how to access the webcast of the meeting will be provided in a news release approximately one week before the meeting.

*Financial Measures

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings per Share (EPS) or Adjusted Loss per Share are defined as income (loss) from continuing operations, plus special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income (loss) from continuing operations, plus special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Net Income is defined as income (loss) from continuing operations before special items. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income plus depreciation, amortization and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for wireless and Adjusted OIBDA divided by net operating revenues for Local and Long Distance. Adjusted OIBDA Service Margin is the ratio of Adjusted OIBDA to net operating revenues less equipment revenues. Although we have used substantively similar measures in the past, which we called “Adjusted EBITDA,” we now use the term Adjusted OIBDA and Adjusted OIBDA Margin to describe the measure we use as it more clearly reflects the elements of the measure. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Safe Harbor

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to the benefits of the Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the uncertainties related to and the impact of the contemplated spin-off of Sprint Nextel’s local communications operations;

•	the effects of vigorous competition and the overall demand for Sprint Nextel’s service offerings in the markets in which Sprint Nextel operates;

•	the costs and business risks associated with providing new services and entering new markets;

•	the impact of any adverse change in the ratings afforded Sprint Nextel’s debt securities by ratings agencies;

•	the ability of Wireless to continue to grow and improve profitability;

•	the ability of Local and Long Distance to achieve expected revenues;

•	the effects of mergers and consolidations in the communications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to Sprint Nextel’s investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of Sprint Nextel’s business strategies,

•	the impact of new, emerging and competing technologies on Sprint Nextel’s business;

•	unexpected results of litigation pending or filed against Sprint Nextel;

•	no significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for the iDEN network;

•	the network performance, including any performance issues resulting from the reconfiguration of the 800 Megahertz band of the iDEN network that is contemplated by the Federal Communications Commission’s Report and Order, released in August 2004 and supplemented thereafter;

•	the costs of compliance with regulatory mandates, particularly requirements related to the Federal Communications Commission’s Report and Order and deployment of enhanced 911 services on the iDEN network;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the risk that third parties are unable to perform to Sprint Nextel’s requirements under agreements related to Sprint Nextel’s business operations;

•	the possibility of one or more of the markets in which Sprint Nextel competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint Nextel has no control; and

•	other risks referenced from time to time in Sprint Nextel’s filings with the Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004, as amended, and its quarterly reports on Form 10-Q for the subsequent quarterly periods.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint Nextel provides a detailed discussion of risk factors in periodic SEC filings, including its 2004 Form 10-K as amended, and will provide a similar discussion in its 2005 Form 10-K that is expected to be filed in March 2006. You are encouraged to review these filings.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com/mr <http://www.sprint.com/mr>.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except share data)

TABLE No. 5

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Operating Revenues (1)	$11,296	$6,930	$34,680	$27,428

Operating Expenses
Costs of services and products (1)	4,624	2,987	14,384	11,576
Selling, general and administrative (1), (2)	3,509	1,894	10,076	7,704
Restructuring and asset impairments (3)	54	46	125	3,731
Depreciation	1,569	1,030	4,933	4,713
Amortization	869	3	1,336	7

Total operating expenses	10,625	5,960	30,854	27,731

Operating Income (Loss)	671	970	3,826	(303)
Interest expense	(411)	(307)	(1,351)	(1,282)
Interest income	95	24	238	61
Equity in earnings (losses) of unconsolidated subsidiaries	(6)	(9)	110	(39)
Loss on retirement of debt (4)	—	(2)	—	(60)
Other, net	15	16	83	20

Income (loss) before income tax benefit (provision)	364	692	2,906	(1,603)
Income tax benefit (provision)	(151)	(255)	(1,105)	591

Income (Loss) from Continuing Operations	213	437	1,801	(1,012)
Cumulative effect of change in accounting principle, net (5)	(16)	—	(16)	—

Net Income (Loss)	197	437	1,785	(1,012)
Earnings allocated to participating securities (6)	—	—	—	(9)
Preferred stock dividends paid	(2)	(2)	(7)	(7)

Earnings (Loss) Available to Common Shareholders	$195	$435	$1,778	$(1,028)

Diluted Earnings (Loss) Per Common Share (7)
Income (Loss) from continuing operations	$0.07	$0.29	$0.87	$(0.71)
Cumulative effect of change in accounting principle, net	—	—	—	—

Total	$0.07	$0.29	$0.87	$(0.71)

Diluted weighted average common shares (8)	2,979.4	1,487.5	2,053.6	1,443.4

Basic Earnings (Loss) Per Common Share	$0.07	$0.30	$0.87	$(0.71)

(a)	These statements are comprised of Sprint’s stand-alone results, prior to the merger with Nextel Communications, Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from Affiliates acquired in 2005 are included beginning at each Affiliate’s acquisition close date.

See accompanying Notes to Consolidated Statements of Operations.

Sprint Nextel Corporation

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(millions, except share data)

TABLE No. 6

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Operating Revenues	$11,296	$10,539	$44,069	$40,902

Operating Expenses
Costs of services and products	4,624	4,152	17,420	15,781
Selling, general and administrative	3,509	3,095	13,310	12,171
Restructuring and asset impairments	54	46	125	3,731
Depreciation	1,569	1,424	6,051	6,250
Amortization	869	823	3,351	3,301

Total operating expenses	10,625	9,540	40,257	41,234

Operating Income (Loss)	671	999	3,812	(332)
Interest expense	(411)	(441)	(1,656)	(1,856)
Interest income	95	28	263	75
Equity in earnings (losses) of unconsolidated subsidiaries	(6)	2	161	(24)
Loss on retirement of debt	—	(34)	(37)	(177)
Other, net	15	15	40	48

Income (loss) before income tax benefit (provision)	364	569	2,583	(2,266)
Income tax benefit (provision)	(151)	(194)	(974)	862

Income (Loss) from Continuing Operations	213	375	1,609	(1,404)
Cumulative effect of change in accounting principle, net	(16)	—	(16)	—

Net Income (Loss)	197	375	1,593	(1,404)
Earnings allocated to participating securities	—	—	—	(9)
Preferred stock dividends paid	(2)	(2)	(7)	(7)

Earnings (Loss) Available to Common Shareholders	$195	$373	$1,586	$(1,420)

Diluted Earnings (Loss) Per Common Share (a)
Diluted earnings (loss) per share	$0.07	$0.13	$0.54	$(0.50)
Special items	0.08	0.02	0.19	0.86
Cumulative effect of change in accounting principle	—	—	—	—

Adjusted EPS *	0.15	0.15	0.73	0.36

Diluted weighted average common shares	2,979.4	2,928.8	2,962.6	2,857.5

(a)	Earnings per share data may not add due to rounding.

Pro Forma consolidated statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of each period presented. Because the merger occurred in the 2005 third quarter, the 2005 fourth quarter reflects actual combined results. The pro forma results do not include any Affiliate results prior to the dates of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(millions, except per share data)

TABLE No. 7

	GAAP				Pro Forma (c)
	Quarter Ended		Year Ended		Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Earnings (Loss) Available to Common Shareholders	$195	$435	$1,778	$(1,028)	$195	$373	$1,586	$(1,420)
Earnings allocated to participating securities	—	—	—	9	—	—	—	9
Preferred stock dividends paid	2	2	7	7	2	2	7	7

Net Income (Loss)	197	437	1,785	(1,012)	197	375	1,593	(1,404)
Cumulative effect of change in accounting principle	16	—	16	—	16	—	16	—

Income (Loss) from Continuing Operations	213	437	1,801	(1,012)	213	375	1,609	(1,404)
Special items (net of taxes) (a)
Restructuring and asset impairments	33	30	78	2,342	33	30	78	2,342
Merger integration expense	204	—	374	—	204	—	456	—
Hurricane charges (excluding asset impairments)	17	3	68	21	17	3	68	21
Net gains on investment activities and equity in earnings	(16)	—	(106)	—	(16)	—	(106)	—
Premium (Discount) on early retirement of debt	—	1	—	44	—	20	22	115
MCI (WorldCom) settlement	—	—	—	(9)	—	—	—	(9)
Motorola consent fee	—	—	—	—	—	—	50	—

Adjusted Net Income*	$451	$471	$2,215	$1,386	$451	$428	$2,177	$1,065

Amortization (net of taxes)	522	2	803	4	522	495	2,014	1,984

Adjusted Net Income before Amortization*	$973	$473	$3,018	$1,390	$973	$923	$4,191	$3,049

Diluted Earnings (Loss) Per Share	$0.07	$0.29	$0.87	$(0.71)	$0.07	$0.13	$0.54	$(0.50)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—

Earnings (Loss) Per Share from Continuing Operations	0.07	0.29	0.87	(0.71)	0.07	0.13	0.54	(0.50)
Special items	0.08	0.02	0.20	1.65	0.08	0.02	0.19	0.86

Adjusted Earnings Per Share* (b),(d)	$0.15	$0.32	$1.08	$0.94	$0.15	$0.15	$0.73	$0.36

Amortization (net of taxes)	0.18	—	0.39	—	0.18	0.17	0.68	0.68

Adjusted Earnings Per Share before Amortization*(b),(d)	$0.33	$0.32	$1.47	$0.94	$0.33	$0.31	$1.41	$1.04

(a)	See accompanying Notes to Consolidated Statements of Operations for more information on special items.
(b)	Earnings per share data may not add due to rounding.
(c)	Pro forma consolidated information has been presented as if the Sprint Nextel merger occurred at the beginning of each period presented. Because the merger occurred in the 2005 third quarter, the 2005 fourth quarter reflects actual combined results. The pro forma consolidated results do not include any Affiliate results prior to the dates of their respective acquisitions because they do not significantly affect reported results.
(d)	As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the calculation of loss per share from continuing operations in the 2004 year-to-date periods, they are not included in the weighted average common shares outstanding for these periods. These incremental shares are not antidilutive in the calculation of Adjusted Earnings Per Share* amounts, and are included in the weighted average common shares outstanding for for purposes of these calculations. Weighted average common shares for purposes of these calculations were 1,455.7 million and 2,923.4 million for GAAP and pro forma results respectively.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (a)

(millions)

TABLE No. 8

	December 31, 2005	December 31, 2004
Assets
Current assets
Cash and equivalents	$8,902	$4,176
Marketable securities	1,763	445
Accounts receivable, net	4,827	3,107
Inventories	950	651
Deferred tax asset	1,811	1,049
Prepaid expenses and other assets	839	547

Total current assets	19,092	9,975
Investments	2,369	277
Property, plant and equipment, net	31,133	22,628
Intangible assets, net	49,334	7,836
Other assets	652	605

Total	$102,580	$41,321

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,827	$2,671
Accrued expenses and other	5,176	2,943
Current portion of long-term debt and capital lease obligations	5,047	1,288

Total current liabilities	14,050	6,902

Long-term debt and capital lease obligations	20,632	15,916
Deferred income taxes	11,687	2,176
Postretirement and other benefit obligations	1,385	1,445
Deferred rental income-communications towers	1,097	—
Other liabilities	1,545	1,114

Total liabilities	50,396	27,553

Redeemable preferred stock	247	247

Shareholders’ equity
Common stock	5,846	2,950
Other shareholders’ equity	46,091	10,571

Total shareholders’ equity	51,937	13,521

Total	$102,580	$41,321

(a)	This statement is comprised of Sprint’s stand-alone results, prior to the merger with Nextel Communications, Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from Affiliates acquired in 2005 are included beginning at each Affiliate’s acquisition close date.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited) (a)

(millions)

TABLE No. 9

For the Year Ended	December 31, 2005	December 31, 2004
Operating Activities
Net income (loss)	$1,785	$(1,012)
Cumulative effect of change in accounting principle, net	16	—
Depreciation and amortization	6,269	4,720
Deferred income taxes	830	(576)
Losses on write-down of assets	127	3,540
Proceeds from lease of communications towers	1,195	—
Other, net	456	(47)

Net cash provided by operating activities	10,678	6,625

Investing Activities
Cash paid for capital expenditures	(5,057)	(3,980)
Cash acquired in Nextel merger, net of cash paid	1,183	—
Purchase of US Unwired, net of cash acquired	(968)	—
Purchase of Gulf Coast Wireless, net of cash acquired	(211)	—
Purchase of Independent Wireless One, net of cash acquired	(192)	—
Investments in debt securities, net	(13)	(98)
Proceeds from sales of assets and equity securities	648	77
Other, net	(114)	(55)

Net cash used by investing activities	(4,724)	(4,056)

Financing Activities
Change in debt, net	(1,170)	(1,884)
Dividends paid	(523)	(670)
Proceeds from issuance of common stock	432	1,874
Other, net	33	—

Net cash used by financing activities	(1,228)	(680)

Change in cash and equivalents	4,726	1,889

Cash and equivalents at beginning of period	4,176	2,287

Cash and equivalents at end of period	$8,902	$4,176

(a)	This statement is comprised of Sprint’s stand-alone results, prior to the merger with Nextel Communications, Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from Affiliates acquired in 2005 are included beginning at each Affiliate’s acquisition close date.

Sprint Nextel Corporation

PRO FORMA WIRELESS STATEMENTS OF OPERATIONS (Unaudited)

(millions, except statistics data)

TABLE No. 10

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Operating Revenues
Service	$7,173	$6,437	$27,739	$24,575
Equipment	842	816	3,095	2,953
Wholesale, affiliate and other	215	197	892	608

Total	8,230	7,450	31,726	28,136

Operating Expenses
Cost of services	1,742	1,445	6,598	5,406
Cost of equipment	1,406	1,337	5,051	4,905
Selling, general and administrative	2,544	2,359	9,943	8,878
Restructuring and asset impairments	(17)	11	20	30
Depreciation	1,174	1,040	4,476	4,094
Amortization	869	823	3,350	3,300

Total operating expenses	7,718	7,015	29,438	26,613

Operating Income	$512	$435	$2,288	$1,523

Special Item Reconciliations

Operating income (loss)	$512	$435	$2,288	$1,523
Special items:			—
Restructuring and asset impairments	(17)	11	20	30
Hurricane charges (excluding asset impairments)	20	—	85	—
MCI bad debt	—	—	—	(5)

Adjusted operating income *	515	446	2,393	1,548
Depreciation and amortization	2,043	1,863	7,826	7,394

Adjusted OIBDA *	$2,558	$2,309	$10,219	$8,942

Operating income margin	6.9%	6.6%	8.0%	6.0%
Adjusted OIBDA Margin *	34.6%	34.8%	35.7%	35.5%

Selected Operating Statistics
Direct Post-Paid Subscribers
Service revenue (millions)	$6,917	$6,321	$26,940	$24,275
ARPU	63	65	64	66
Churn	2.1%	2.2%	2.1%	2.2%
Additions (in thousands) (1)	746	1,121	3,379	4,039
End of period subscribers (in thousands)	36,977	32,812	36,977	32,812
Direct Pre-Paid Subscribers (Boost)			—
Service revenue (millions)	$256	$116	$799	$300
ARPU	37	—	38	—
Churn	4.8%	—	5.2%	—
Additions (in thousands) (1)	624	360	1,451	755
End of period subscribers (in thousands)	2,684	1,160	2,684	1,160
Wholesale Subscribers
Additions (in thousands) (1)	558	923	1,479	2,065
End of period subscribers (in thousands)	5,154	3,675	5,154	3,675
Affiliate Subscribers
Additions (in thousands) (1)	93	133	450	465
End of period subscribers (in thousands)	2,821	3,230	2,821	3,230

(1)	Subscriber additions exclude subscribers obtained in affiliate acquisitions.

Pro Forma wireless statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of each period presented. Because the merger occurred in the third quarter 2005, the fourth quarter 2005 reflects actual combined results. The pro forma results do not include any Affiliate results prior to the date of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 11

For the Quarter Ended December 31, 2005	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$671	$512	$102	$407	$(350)
Special items (a)	423	3	(15)	87	348

Adjusted operating income*	1,094	515	87	494	(2)
Depreciation and amortization	2,438	2,043	136	259	—

Adjusted OIBDA*	$3,532	$2,558	$223	$753	$(2)

Special items (a)	(423)

OIBDA*	$3,109

For the Quarter Ended December 31, 2004	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$970	$406	$109	$455	$—
Special items (a)	50	11	15	24	—

Adjusted operating income (loss)*	1,020	417	124	479	—
Depreciation and amortization	1,033	649	111	274	(1)

Adjusted OIBDA*	$2,053	$1,066	$235	$753	$(1)

For the Year Ended December 31, 2005	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$3,826	$2,173	$512	$1,758	$(617)
Special items (a)	844	105	30	93	616

Adjusted operating income*	4,670	2,278	542	1,851	(1)
Depreciation and amortization	6,269	4,693	489	1,090	(3)

Adjusted OIBDA*	$10,939	$6,971	$1,031	$2,941	$(4)

For the Year Ended December 31, 2004	Consolidated	Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$(303)	$1,552	$(3,589)	$1,736	$(2)
Special items (a)	3,751	25	3,653	73	—

Adjusted operating income (loss)*	3,448	1,577	64	1,809	(2)
Depreciation and amortization	4,720	2,563	1,071	1,089	(3)

Adjusted OIBDA*	$8,168	$4,140	$1,135	$2,898	$(5)

(a)	See accompanying Notes to Consolidated Statements of Operations for more information on special items.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 12

For the Quarter Ended March 31, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$1,009	$438	$146	$435	$(10)
Special items (a)	10	2	(3)	1	10

Adjusted operating income*	1,019	440	143	436	—
Depreciation and amortization	2,292	1,900	117	276	(1)

Adjusted OIBDA*	$3,311	$2,340	$260	$712	$(1)

For the Quarter Ended June 30, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$1,234	$698	$136	$461	$(61)
Special items (a)	95	19	13	1	62

Adjusted operating income (loss)*	1,329	717	149	462	1
Depreciation and amortization	2,321	1,930	114	278	(1)

Adjusted OIBDA*	$3,650	$2,647	$263	$740	$—

For the Quarter Ended September 30, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Local	Other & Eliminations
Operating income (loss)	$875	$617	$128	$455	$(325)
Special items (a)	445	81	35	4	325

Adjusted operating income*	1,320	698	163	459	—
Depreciation and amortization	2,351	1,953	122	277	(1)

Adjusted OIBDA*	$3,671	$2,651	$285	$736	$(1)

(a)	See accompanying Notes to Consolidated Statements of Operations for more information on special items.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No.13

	Quarter Ended				Year Ended December 31, 2005	Quarter Ended December 31, 2004	Year Ended December 31, 2004
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Wireless Pro Forma
Adjusted OIBDA*	$2,340	$2,647	$2,651	$2,558	$10,219	$2,309	$8,942
Service, wholesale, affiliate and other net operating revenues	6,841	7,153	7,249	7,388	28,631	6,634	25,183
Adjusted OIBDA margin*	34.2%	37.0%	36.6%	34.6%	35.7%	34.8%	35.5%

Operating income	$438	$698	$617	$512	$2,288	$435	$1,523
Operating income margin	6.4%	9.8%	8.5%	6.9%	8.0%	6.6%	6.0%

Long Distance
Adjusted OIBDA*	$260	$263	$285	$223	$1,031	$235	$1,135
Total net operating revenues	1,715	1,722	1,735	1,662	6,834	1,734	7,327
Adjusted OIBDA margin*	15.2%	15.3%	16.4%	13.4%	15.1%	13.6%	15.5%

Operating income (loss)	$146	$136	$128	$102	$512	$109	$(3,589)
Operating income margin	8.5%	7.9%	7.4%	6.1%	7.5%	6.3%	-49.0%

Local
Adjusted OIBDA*	$712	$740	$736	$753	$2,941	$753	$2,898
Total net operating revenues	1,597	1,591	1,672	1,667	6,527	1,607	6,421
Adjusted OIBDA margin*	44.6%	46.5%	44.0%	45.2%	45.1%	46.9%	45.1%

Operating income	$435	$461	$455	$407	$1,758	$455	$1,736
Operating income margin	27.2%	29.0%	27.2%	24.4%	26.9%	28.3%	27.0%

Consolidated Pro Forma
Adjusted OIBDA*				$3,532
Total net operating revenues				11,296
Adjusted OIBDA margin*				31.3%

Operating income				$671
Operating income margin				5.9%

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 14

	Consolidated Free Cash Flow
	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Adjusted OIBDA*	$3,532	$2,053	$10,939	$8,168
Adjust for special items	(423)	(50)	(844)	(3,751)
Other operating activities, net (a)	781	96	583	2,208
Capital expenditures	(2,149)	(1,338)	(5,057)	(3,980)
Cash acquired in Nextel merger, net of cash paid	—	—	1,183	—
Purchase of US Unwired, net of cash acquired	(19)	—	(968)	—
Purchase of Gulf Coast Wireless, net of cash acquired	(211)	—	(211)	—
Purchase of Independent Wireless One, net of cash acquired	(192)	—	(192)	—
Dividends paid	(76)	(185)	(523)	(670)
Proceeds from sales of assets	51	58	648	77
Other investing activities, net	(270)	(10)	(114)	(55)

Free Cash Flow*	1,024	624	5,444	1,997
Decrease in debt, net	(31)	(199)	(1,170)	(1,884)
Investments in debt securities, net	(62)	(183)	(13)	(98)
Proceeds from common stock issued	139	72	432	1,874
Other financing activities, net	7	14	33	—

Change in cash and equivalents - GAAP	$1,077	$328	$4,726	$1,889

TABLE No. 15

	Pro Forma Consolidated Statements of Operations
	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Operating income (loss)	$671	$999	$3,812	$(332)
Special items (b)
Restructuring and asset impairments	54	46	125	3,731
Merger and integration expense	340	—	737	—
Hurricane charges (excluding asset impairments)	29	4	111	34
MCI settlement	—	—	—	(14)

Adjusted operating income*	1,094	1,049	4,785	3,419
Depreciation and amortization	2,438	2,247	9,402	9,551

Adjusted OIBDA*	$3,532	$3,296	$14,187	$12,970

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).
(b)	See accompanying Notes to Consolidated Statements of Operations for more information on special items.

Sprint Nextel Corporation

OPERATING STATISTICS (Unaudited)

TABLE No. 16

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Wireless Pro Forma

Financial and Other Statistics (dollars in millions)

Direct Post-Paid Subscribers
Service revenue (in millions)	$6,455	$6,746	$6,822	$6,917	$26,940
ARPU	$65	$66	$65	$63	$64
Churn	2.1%	1.9%	2.1%	2.1%	2.1%
Additions (in thousands) (1)	1,014	950	669	746	3,379
End of period subscribers (in thousands) (2)	33,826	34,776	35,967	36,977	36,977
Hours per subscriber	16	17	17	17	16

Direct Pre-Paid Subscribers
Service revenue (in millions)	$161	$182	$200	$256	$799
ARPU	$40	$38	$37	$37	$38
Churn	5.0%	6.2%	4.9%	4.8%	5.2%
Additions (in thousands)	314	213	300	624	1,451
End of period subscribers (in thousands) (2)	1,474	1,687	1,987	2,684	2,684

Wholesale Subscribers
Additions (in thousands)	621	87	213	558	1,479
End of period subscribers (in thousands)	4,296	4,383	4,596	5,154	5,154

Affiliate Subscribers
Additions (in thousands) (1)	166	101	90	93	450
End of period subscribers (in thousands)	3,396	3,497	3,065	2,821	2,821

Number of cell sites on air	45,100	46,100	47,100	51,500	51,500

Adjusted OIBDA* (3)	$2,340	$2,647	$2,651	$2,558	$10,219
Adjusted OIBDA margin*	34.2%	37.0%	36.6%	34.6%	35.7%

Capital expenditures	$1,192	$1,586	$1,262	$1,535	$5,575
Adjusted OIBDA* less capital expenditures	$1,148	$1,061	$1,389	$1,023	$4,644

(1)	Direct post-paid and affiliate net subscriber additions have been reflected before transfers from the affiliate subscriber base totaling 522 thousand in the 2005 third quarter and 332 thousand in the 2005 fourth quarter. Additionally, in the 2005 fourth quarter 5 thousand affiliate subscribers were transferred to Prepaid.
(2)	A beginning balance adjustment was made in Q4 2005 to reclassify 68k prepaid subscribers acquired from US Unwired in Q3 2005 from Postpaid to Prepaid.
(3)	The sum of the quarterly pro forma Adjusted OIBDA* will not equal the total year.

Long Distance

Financial and Other Statistics (dollars in millions)

Total Long Distance Net Operating Revenues	$1,715	$1,722	$1,735	$1,662	$6,834
Voice net operating revenue	$1,065	$1,054	$1,085	$1,009	$4,213
Data net operating revenue	$412	$420	$402	$398	$1,632
Internet net operating revenue	$178	$178	$188	$192	$736
Other net operating revenue	$60	$70	$60	$63	$253

Total Operating Expenses	$1,569	$1,586	$1,607	$1,560	$6,322
Costs of services and products	$1,069	$1,106	$1,107	$1,096	$4,378
Selling, general and administrative	$386	$353	$357	$344	$1,440
Depreciation	$117	$114	$121	$136	$488
Amortization	$—	$—	$1	$—	$1
Restructuring and asset impairments	$(3)	$13	$21	$(16)	$15

Operating income (loss)	$146	$136	$128	$102	$512
Operating income margin	8.5%	7.9%	7.4%	6.1%	7.5%

Adjusted OIBDA*	$260	$263	$285	$223	$1,031
Adjusted OIBDA margin*	15.2%	15.3%	16.4%	13.4%	15.1%

Capital expenditures	$65	$70	$83	$166	$384
Adjusted OIBDA* less capital expenditures	$195	$193	$202	$57	$647

YOY voice volume growth	12%	12%	10%	11%	11%

This information should be reviewed in connection with Sprint Nextel’s consolidated financial statements.

Sprint Nextel Corporation

OPERATING STATISTICS (Unaudited)

TABLE No. 16 (continued)

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Local

Financial and Other Statistics (dollars in millions)

Total Local Operating Revenues	$1,597	$1,591	$1,672	$1,667	$6,527
Voice net operating revenue	$1,105	$1,085	$1,082	$1,063	$4,335
Data net operating revenue	$233	$240	$251	$259	$983
Other net operating revenue	$259	$266	$339	$345	$1,209

Total Operating Expenses	$1,162	$1,130	$1,217	$1,260	$4,769
Costs of services and products	$564	$561	$641	$641	$2,407
Selling, general and administrative	$321	$290	$298	$281	$1,190
Depreciation	$276	$278	$277	$259	$1,090
Amortization	$—	$—	$—	$—	$—
Restructuring and asset impairments	$1	$1	$1	$79	$82

Operating income	$435	$461	$455	$407	$1,758
Operating income margin	27.2%	29.0%	27.2%	24.4%	26.9%

Adjusted OIBDA*	$712	$740	$736	$753	$2,941
Adjusted OIBDA margin*	44.6%	46.5%	44.0%	45.2%	45.1%

Capital expenditures	$152	$197	$205	$303	$857
Adjusted OIBDA* less capital expenditures	$560	$543	$531	$450	$2,084

Total Access Lines (thousands)	7,639	7,530	7,438	7,350
Residential access lines	5,312	5,215	5,135	5,056
Business access lines	2,097	2,093	2,089	2,083
Wholesale access lines	230	222	214	211
YOY Access line decline	-3.0%	-3.2%	-3.6%	-4.1%

Percentage of Sprint local access lines with Sprint long distance service	55%	56%	57%	58%
- Residential	57%	58%	59%	60%
- Business	49%	50%	51%	51%

Access minutes of use (millions)	7,548	7,000	7,082	7,011	28,641
Long distance minutes of use (millions)	1,325	1,282	1,309	1,291	5,207

Strategic product penetration - residential	71%	71%	72%	72%

DSL service revenues	$72	$76	$87	$91	$326
DSL lines in service (thousands)	551	590	638	693
- Residential	440	469	507	552
- Business and Wholesale	111	121	131	141

DSL capable lines (thousands)	5,500	5,461	5,445	5,457

This information should be reviewed in connection with Sprint Nextel’s consolidated financial statements.

Sprint Nextel Corporation

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(1)	In the 2005 fourth quarter, Sprint recorded hurricane-related charges of $29 million, which reduced net income by $17 million. The charges consisted of customer credits, network repairs and replacements and the net impacts to our bad debt expense.

In the 2005 year-to-date period, Sprint recorded hurricane-related charges of $111 million, which reduced net income by $68 million. The charges consisted of customer credits, network repairs and replacements and the net impacts to our bad debt expense.

In the 2004 fourth quarter, Sprint recorded hurricane-related charges of $4 million, which reduced net income by $3 million. The charges consisted of network repairs and replacements.

In the 2004 year-to-date period, Sprint recorded hurricane-related charges of $34 million, which increased net loss by $21 million. The charges consisted of network repairs and replacements.

(2)	In the 2005 fourth quarter, Sprint recorded merger related charges of $340 million, which reduced net income by $204 million. All merger costs were related to Sprint’s merger with Nextel and planned spin-off of Sprint’s local operations and are generally considered to be non-recurring in nature. Merger related costs have been reflected as unallocated corporate costs and therefore have been excluded from segment results.

In the 2005 year-to-date period, Sprint recorded merger related charges of $608 million, which reduced net income by $374 million. All merger costs were related to Sprint’s merger with Nextel and planned spin-off of Sprint’s local operations and are generally considered to be non-recurring in nature. Merger related costs have been reflected as unallocated corporate costs and therefore have been excluded from segment results.

In the 2004 year-to-date period, Sprint recognized a $14 million pre-tax benefit to bad debt expense as a result of the final payment of the settlement of claims with MCI that previously had been fully reserved. This settlement reduced net loss by $9 million.

(3)	In the 2005 fourth quarter, Sprint recorded restructuring and asset impairment charges of $54 million, which reduced net income by $33 million. A net restructuring benefit of $16 million was recognized as a result of an adjustment to previously recognized restructuring costs partially offset by additional costs associated with Sprint’s ongoing organizational realignment initiatives and the termination of the web hosting business. Asset impairment charges of $70 million were primarily related to the write down of various software applications partially offset by a reduction of previously recognized hurricane related impairments.

In the 2005 year-to-date period, Sprint recorded restructuring and asset impairment charges of $125 million, which reduced net income by $78 million. In addition to the 2005 fourth quarter charges noted above, Sprint recorded restructuring charges of $14 million related to Sprint’s ongoing organizational realignment initiatives and the termination of the Web Hosting business. Asset impairment charges of $57 million were related to the write-down of various software applications and hurricane damage.

In the 2004 fourth quarter, Sprint recorded $46 million of pre-tax restructuring and asset impairment charges related to its ongoing organizational realignment initiatives as well as the termination of the Web Hosting business. These charges decreased net income by $30 million.

In the 2004 year-to-date period, Sprint recorded $3.73 billion of pre-tax restructuring charges and asset impairments, which increased net loss by $2.34 billion. In addition to the 2004 fourth quarter charges noted above, Sprint recorded a pre-tax, non-cash charge of $3.54 billion related to the impairment of Sprint’s long distance network assets, which was determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This charge was the result of the analysis of long distance business trends and projections that considered current industry and competitive conditions, recent regulatory rulings, evolving technologies and the company’s strategy to expand its position as a leader in the development and delivery of customer solutions. This charge reduced the net book value of Sprint’s long distance property, plant and equipment by about 60%. Sprint also recorded $145 million of pre-tax restructuring charges associated with Sprint’s organizational realignment initiatives and the termination of the Web Hosting business.

(4)	In the 2004 fourth quarter, Sprint recorded a $2 million charge reflecting premiums paid for the early retirement of debt. This charge reduced income from continuing operations by $1 million.

In the 2004 year-to-date period, Sprint recorded charges of $60 million reflecting premiums paid for early retirements of debt. In addition to the fourth quarter charges noted above, Sprint recorded a $20 million charge for premiums paid on the early retirement of $750 million of equity unit notes and a $38 million charge reflecting premiums paid for the early retirement of $516 million senior notes. In connection with these retirements, Sprint recognized $12 million of deferred debt costs in interest expense. These charges increased net loss by $44 million.

(5)	In the 2005 fourth quarter and year-to-date period Sprint recognized a $16 million cumulative effect of change in accounting principle related to the adoption of the Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations-An interpretation of FASB Statement No. 143.

Sprint Nextel Corporation

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (continued)

(6)	EITF 03-6, Participating Securities and the Two Class Method under SFAS No. 128, Earnings Per Share, requires that rights of securities to participate in the earnings of an enterprise must be reflected in the reporting of earnings per share. Sprint’s equity unit securities, traded as SDE prior to maturity in the 2004 third quarter, qualified as “participating securities.” The proportionate share of 2004 year-to-date earnings attributable to these securities is being excluded from the earnings available to common shareholders.

(7)	As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2004 year-to-date period, both basic earnings per share and diluted earnings per share reflect the same calculation for this period. Earnings per share data may not add due to rounding.

(8)	As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2004 year-to-date period, they are not included in the weighted average common shares outstanding for this period.

Sprint Nextel Corporation

LOCAL DIVISION - STATEMENTS OF OPERATIONS

RECONCILIATION OF NEW SEGMENT REPORTING (Unaudited)

(millions)

TABLE No. 17

Quarter Ended 12/31/2005	Local as Previously Reported	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$1,488	$291	$(112)	$1,667

Operating Expenses
Costs of services and products	482	260	(101)	641
Selling, general and administrative	251	29	1	281
Depreciation and amortization	261	5	(7)	259
Restructuring and asset impairments	72	7	—	79

Total operating expenses	1,066	301	(107)	1,260

Operating Income (Loss)	$422	$(10)	$(5)	$407

Adjusted OIBDA*	$763	$2	$(12)	$753

Capex	$314	$1	$(12)	$303

Operating Income (Loss)	$422	$(10)
Special Items	80	7

Adjusted Operating Income (Loss)*	$502	$(3)
Depreciation and amortization	261	5

Adjusted OIBDA*	$763	$2

Adjusted OIBDA Margin*	51%	1%
Operating Income Margin	28%	-3%

Quarter Ended 12/31/2004	Local as Previously Reported	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$1,509	$212	$(114)	$1,607

Operating Expenses
Costs of services and products	465	186	(106)	545
Selling, general and administrative	287	26	—	313
Depreciation and amortization	273	5	(4)	274
Restructuring and asset impairments	20	—	—	20

Total operating expenses	1,045	217	(110)	1,152

Operating Income (Loss)	$464	$(5)	$(4)	$455

Adjusted OIBDA*	$761	$—	$(8)	$753

Capex	$329	$—	$(8)	$321

Operating Income (Loss)	$464	$(5)
Special Items	24	—

Adjusted Operating Income (Loss)*	$488	$(5)
Depreciation and amortization	273	5

Adjusted OIBDA*	$761	$—

Adjusted OIBDA Margin*	50%	0%
Operating Income Margin	31%	-2%

*	Intercompany eliminations also include certain immaterial rounding differences

Sprint Nextel Corporation

LOCAL DIVISION - STATEMENTS OF OPERATIONS

RECONCILIATION OF NEW SEGMENT REPORTING (Unaudited)

(millions)

TABLE No. 18

Year to Date 12/31/2005	Local as Previously Reported	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$5,964	$949	$(386)	$6,527

Operating Expenses
Costs of services and products	1,922	843	(358)	2,407
Selling, general and administrative	1,077	112	1	1,190
Depreciation and amortization	1,094	21	(25)	1,090
Restructuring and asset impairments	75	7	—	82

Total operating expenses	4,168	983	(382)	4,769

Operating Income (Loss)	$1,796	$(34)	$(4)	$1,758

Adjusted OIBDA*	$2,976	$(6)	$(29)	$2,941

Capex	$880	$5	$(28)	$857

Operating Income (Loss)	$1,796	$(34)
Special Items	86	7

Adjusted Operating Income (Loss)*	$1,882	$(27)
Depreciation and amortization	1,094	21

Adjusted OIBDA*	$2,976	$(6)

Adjusted OIBDA Margin*	50%	-1%
Operating Income Margin	30%	-4%

Year to Date 12/31/2004	Local as Previously Reported	North Supply	Intercompany * Eliminations	Local Division
Net Operating Revenues	$6,021	$850	$(450)	$6,421

Operating Expenses
Costs of services and products	1,877	745	(424)	2,198
Selling, general and administrative	1,254	104	—	1,358
Depreciation and amortization	1,084	22	(17)	1,089
Restructuring and asset impairments	40	—	—	40

Total operating expenses	4,255	871	(441)	4,685

Operating Income (Loss)	$1,766	$(21)	$(9)	$1,736

Adjusted OIBDA*	$2,923	$1	$(26)	$2,898

Capex	$1,042	$2	$(26)	$1,018

Operating Income (Loss)	$1,766	$(21)
Special Items	73	—

Adjusted Operating Income (Loss)*	$1,839	$(21)
Depreciation and amortization	1,084	22

Adjusted OIBDA*	$2,923	$1

Adjusted OIBDA Margin*	49%	0%
Operating Income Margin	29%	-2%

*	Intercompany eliminations also include certain immaterial rounding differences